Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Adial Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Common Stock, $0.001 par value per share(2)(3)	457(o)	—	—	$ 11,500,000	$0.00012120	$1,393.80
Fees Previously Paid	Equity	Warrants to purchase shares of Common Stock(3)(4)	—	—	—	—	—	—
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of the Warrants (2)(3)(5)	457(o)	—	—	$ 10,781,250	$0.00012120	$1,306.69

	Total Offering Amounts					$22,281,250	$0.00012120	$2,700.49
	Total Fees Previously Paid							$2,700.49
	Total Fee Offsets							—
	Net Fee Due							—

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock and warrants that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee required pursuant to Rule 457(i).
(5)	The Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of Common Stock. The proposed maximum aggregate public offering price of the shares of Common Stock issuable upon exercise of the Warrants was calculated to be $10,781,250, which is equal to 75% of $14,375,000 (which is 125% of $11,500,000 since each investor will receive a Warrant to purchase 0.75 of one share of Common Stock for each share of Common Stock purchased in this offering).